Exhibit 99.1

Eastman Announces Retirement of Chief Legal Officer David Golden

KINGSPORT, Tenn., July 29, 2019 – Eastman Chemical Company today announced that David A. Golden, Senior Vice President, Chief Legal & Sustainability Officer and Corporate Secretary, has elected to retire after 25 years of service to pursue other opportunities. Clark L. Jordan, currently Eastman’s Vice President, Global Trade & Compliance and Assistant General Counsel, will become interim Chief Legal Officer and Corporate Secretary effective Aug. 1, 2019.

“It has been my privilege to work with such talented and committed individuals over these past 25 years. I am excited about this new chapter but am deeply grateful for my incredible career at Eastman and most importantly, the lasting relationships I have made,” said Golden. “I have great confidence in the company’s future and in handing over the reins to someone as experienced as Clark.”

“On behalf of the Executive Team, I want to thank David for his significant contributions to Eastman,” said Eastman Board Chair and Chief Executive Officer Mark J. Costa. “During his phenomenal career, David has been instrumental in strengthening the capabilities of his organization while driving a passion for sustainability throughout the company. We are grateful for his service and wish him much success in all of his future endeavors.”

Mr. Jordan has served in his current position since 2015 and brings extensive experience in legal, product stewardship, regulatory affairs, trade and compliance to Eastman’s Executive Team. Jordan was an Eastman in-house attorney from 1995 to 1997, in private practice from 1997 to 2007, and served as Deputy General Counsel and Compliance Officer, North America of Clariant Corporation from 2007 until 2011 when he rejoined Eastman.

Eastman is a global advanced materials and specialty additives company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction, and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in more than 100 countries and had 2017 revenues of approximately $9.5 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,000 people around the world. For more information, visit www.eastman.com.

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Contacts:

Media: Tracy Kilgore Addington

423-224-0498 / tracy@eastman.com